Exhibit 99.1

Rigel Announces First Quarter 2014 Financial Results

South San Francisco, Calif. — May 7, 2014 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2014.

For the first quarter of 2014, Rigel reported a net loss of $22.3 million, or $0.25 per share, compared to a net loss of $25.6 million, or $0.29 per share, in the first quarter of 2013. Weighted average shares outstanding for the first quarters of 2014 and 2013 were 87.5 million and 87.1 million, respectively.

Rigel reported total operating expenses of $22.4 million in the first quarter of 2014, compared to $25.7 million in the first quarter of 2013. The decrease in operating expenses was primarily due to the completion of a Phase 2 clinical study of R343 in asthma in August 2013, a decrease in costs of laboratory supplies for research and development due to a work force reduction in September 2013, and the completion of a Phase 2 clinical study with R333 in discoid lupus in October 2013, partially offset by an increase in research and development costs related to fostamatinib in immune thrombocytopenic purpura (ITP) and an increase in stock-based compensation expense.

As of March 31, 2014, Rigel had cash, cash equivalents and available for sale securities of $195.4 million, compared to $212.0 million as of December 31, 2013.   Rigel expects to end 2014 with cash, cash equivalents and available for sale securities in excess of $132.0 million, which it expects to be sufficient to fund operations into the second quarter of 2016.

“We are focused on initiating the first of two Phase 3 studies of fostamatinib in patients with ITP, which we expect to start this quarter.” said James M. Gower, chairman and chief executive officer of Rigel Pharmaceuticals. “We also expect to get top-line results from our Phase 2 study of R348 in dry eye disease in the third quarter of this year.”

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel currently has five product candidates in development: fostamatinib, an oral SYK inhibitor expected to enter Phase 3 clinical trials for ITP in the second quarter of 2014 and a Phase 2 clinical trial for IgA nephropathy in the second half of 2014; R348, a topical JAK/SYK inhibitor currently in Phase 2 clinical trials for dry eye; R118, an AMPK activator in Phase 1 development; and two oncology product candidates in Phase 1 development with partners BerGenBio and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to development plans, the timing of planned clinical trials and results and our expected cash balances and sufficiency of our cash resources.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues:
Contract revenues	$—	$—

Operating expenses:
Research and development (see Note A)	16,869	20,315
General and administrative (see Note A)	5,516	5,395
Total operating expenses	22,385	25,710

Loss from operations	(22,385)	(25,710)
Interest income, net	82	136

Net loss	$(22,303)	$(25,574)

Net loss per share, basic and diluted	$(0.25)	$(0.29)

Weighted-average shares used in computing net loss per share, basic and diluted	87,526	87,141

Note A

Stock-based compensation expense included in:
Research and development	$1,314	$1,023
General and administrative	1,050	770
	$2,364	$1,793

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2014	2013 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$195,384	$211,975
Total assets	203,290	226,058
Stockholders’ equity	188,327	208,251

(1)    Derived from audited financial statements